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                                                                     EXHIBIT 5.1

                                  June 9, 2004

SIPEX Corporation
233 South Hillview Drive
Milpitas, CA  95035
(408) 934-7500

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by SIPEX Corporation (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,000,000 additional shares of Common Stock of the Company available for issuance under the Company's 2002 Nonstatutory Stock Option Plan and 2,844,925 additional shares of your Common Stock under certain Stand-Alone Stock Option Agreements. Such shares of Common Stock are referred to herein as the "Shares" and such plans are referred to herein as the "Plans." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

      It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant or purchase under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                        Sincerely,

                                        WILSON SONSINI GOODRICH & ROSATI,
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati